EXHIBIT 99.1

FOR RELEASE:                           CONTACT:
Date: April 23, 2003                   Lisa Lopez
Time: 5:00pm                           Tel. (781) 356-9517
                                       Alternate Tel. (617) 320-2401
                                       fallon@haemonetics.com



       HAEMONETICS ANNOUNCES FINANCIAL RESULTS AND FISCAL YEAR OUTLOOK
       ---------------------------------------------------------------

Braintree, MA, April 23, 2003 - Haemonetics Corporation today announced earnings per share of $0.18 and $1.13 for its fourth quarter and fiscal year ended March 29, 2003, respectively. Revenues for the fourth quarter and fiscal year were $80.9 million and $337 million, respectively. During fiscal 2003 Haemonetics repurchased 1.85 million shares for a total of $50 million(1). The Company also gave financial guidance for fiscal 2004 and announced a new policy with respect to providing forward-looking financial guidance.

<F1>  The Company has decided to suspend its 10b5-1 stock repurchase plan under which automatic share purchases are made. The Board authorization, with $26 million remaining, continues in effect. However, the Company's focus at this time is to preserve cash for business development opportunities that, the Company believes, offer greater potential for enhancing long-term shareholder value.

Fourth Quarter Analysis
-----------------------
For the fourth quarter of fiscal 2003, the Company reported net income of $4.5 million, or $0.18 per diluted share, compared to $7.7 million, or $0.29 per diluted share, in the fourth quarter last year. As anticipated and previously disclosed, foreign exchange adversely affected the quarter by $0.11(2). Operating income for the fourth quarter was $6.1 million, versus $11.2 million in the same quarter last year. Total revenues reached $80.9 million in the quarter, up 2.3% from $79.1 million in the year-ago period.

<F2>  Released amounts are not calculated in accordance with U.S. GAAP.
      Under newly released guidance by the SEC these results are reconciled to U.S. GAAP in the attached financial summary.

Earnings for the quarter were lower than previously expected due to slower-than-anticipated plasma revenue. The growth rates in plasma have returned to historical low single digits levels. With inventories of "source" plasma remaining high, plasma collections have slowed, resulting in weakness across the industry. Plasma disposables grew 2% in the quarter.

Also impacting slower revenue growth was the Company's cardiovascular surgical cell salvage business. While OrthoPAT(T) system revenues to Haemonetics were flat for the quarter as the Company completes its product enhancement program, end user usage increased by 50%. Surgical disposables growth was 2.5% for the quarter.

Acceptance of automated red cell collection continues to grow, with the Company's Red Cell Index (which tracks automated collections within a group of early adopters) increasing to 11.9% for the quarter from 10.8% in Q3:03(3). Haemonetics technology is now deployed to collect red cells in seven of the 36 American Red Cross regions; two regions rolled out programs in the fourth quarter. Red cell disposables growth for the quarter was 51%.

<F3>  The Company will discontinue reporting on the Red Cell Index after
      Q4:03 as the Index has grown above its original 10% target, showing "mainstream" adoption of the technology by early adopters within two years.

Fiscal 2003 Highlights
----------------------
For fiscal year 2003, the Company reported a revenue increase of 5.3% to $337 million from $320 million in fiscal 2002. Net income was $28.4 million, or $1.13 per diluted share, compared to $37.2 million, or $1.37 per diluted share, both as adjusted, in fiscal 2002(2). Foreign exchange adversely affected earnings per share for the year by $0.34(2).

Brad Nutter, Haemonetics' newly elected President and Chief Executive Officer, commented, "The Company's results for the year were highlighted by strong performance in a number of its market leading product lines and operational changes were made to lay groundwork for future growth."

   * The American Red Cross expanded its usage of Haemonetics's systems into an additional four Red Cross regions in the second half of the year, with two additional regions set to begin programs in Q1:04.

   * United Blood Systems, the country's second largest blood collector, now collects more than 20% of its total red cells using Haemonetics technology.

   * Based on its first mover advantage, Haemonetics has claimed market leadership in the U.S. with its technology collecting almost 3% of all red cells in the U.S. in fiscal 2003.

   * Market acceptance of the OrthoPAT system for orthopedic surgical cell salvage grew, with end-user growth in the range of 50%. The Company made strong progress through the year in a product enhancement program for the OrthoPAT system.

   * The Company's Fifth Dimension division expanded beyond its North American customer base into Europe. Fifth Dimension also expanded beyond its plasma collector/fractionator customer base to the not-for-profit blood banking arena. Miscellaneous and service, in which Fifth Dimension revenues are included, grew more than 50%.

Fiscal 2004 Outlook
-------------------
The Company has recently completed its financial planning process for fiscal 2004, taking into account current market trends and its new product pipeline. Overall fiscal 2004 revenue growth is targeted in the high single digits. By product line, blood bank and plasma disposables growth for fiscal 2004 are expected to be flat. Surgical disposables growth, including both cardiovascular and orthopedic cell salvage, is targeted in the double digits. The Company expects its OrthoPAT system growth to mirror end-user growth by the second half of fiscal 2004. Red cell disposables are anticipated to grow at a rate of 40% to 50%, and result in an increase in U.S. penetration to 4% of all red cells collected.

Haemonetics expects a gross margin in the mid- to high 40% range and an operating margin modestly better than in fiscal 2003. The Company anticipates a tax rate of 36% compared with 26.5% in fiscal 2003, lower interest and other income, and positive impact from foreign exchange of $0.05 to $0.10 compared with fiscal 2003. These factors combine to result in anticipated earnings per share flat with those reported in fiscal 2003.

Over the longer term, the Company's product lines sold in mature markets (plasma, platelets, and cardiovascular surgical cell salvage) are expected to have annual revenue growth in the low single digits on a revenue base of more than $300 million. The newer red cell and OrthoPAT product lines, with combined fiscal 2003 revenues between $20 and $25 million, are each growing at 40% to 50% annually.

New Forward-Looking Financial Guidance Policy
---------------------------------------------
Haemonetics also announced that its Board of Directors adopted a formal policy on issuing forward-looking guidance. Beginning with fiscal 2004, the Company will provide forward-looking guidance on anticipated full-year results and targets only. The Company will provide annual revenue guidance on an overall and product line disposables basis, and will continue to provide other key financial data, including capital spending plans, tax rate, and targeted margins. It will also continue to discuss the market, regulatory, and other factors that contribute to its performance.

Mr. Nutter noted that the adoption by the Board of this new policy is a positive development because it allows investors to view the Company as its management and Board review the business. "While some investors may wish to measure our progress on a quarter-by-quarter basis, we believe that by looking at the results of a specific quarter within the context of the full year is more consistent with the way in which we manage the Company. We will strive to provide more information, not less, on the markets we serve, and look forward to aligning all stakeholders' views."

Haemonetics will hold a conference call to review information contained in this release at 9 am (Eastern) tomorrow. Interested parties may listen to the call at (877) 691-0879 or (973) 582-2745 (international). The call will be replayed through May 15, 2003. The replay can be accessed at (877) 519-4471 (domestic) or (973) 341-3080 (international) with PIN 3688863. Additional information will be available on our website prior to the start of the conference call.

About Haemonetics Corporation

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. Haemonetics has been recognized by Forbes magazine as one of the nation's best small companies. To learn more about Haemonetics, visit the Company's web site at http://www.haemonetics.com.

This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand, market acceptance, regulatory uncertainties, the effect of economic conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates and other risks detailed in the Company's filings with the Securities and Exchange Commission. The forward looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward looking statements.

                                    # # #

   Haemonetics Corporation Financial Summary for the Fourth Quarter FYE03
                      Consolidated Statements of Income
            (Unaudited data in thousands, except per share data)


                                                                      % Inc/(Dec)
INCOME STATEMENT                       3/29/2003      3/30/2002      vs prior year
----------------                       ---------      ---------      -------------

NET REVENUES                            $80,881        $79,053            2.3%
Gross profit                             36,218         37,487           (3.4%)
  R&D                                     4,830          4,564            5.8%
  S, G & A                               25,249         21,767           16.0%

Operating expenses                       30,079         26,331           14.2%
                                        -------        -------

Operating income                          6,139         11,156          (45.0%)
  Interest expense                         (965)        (1,050)          (8.1%)
  Interest income                         1,103            726           51.9%
  Other income (expense), net               772           (131)
                                        -------        -------

Income before taxes                       7,049         10,701          (34.1%)

Tax expense                               2,572          2,998          (14.2%)
                                        -------        -------

NET INCOME                                4,477          7,703          (41.9%)
                                        =======        =======

Net income per common share
 assuming dilution                        $0.18          $0.29          (37.9%)

Weighted average number of shares
  Basic                                  24,108         26,147
  Diluted                                24,362         26,915


                                                                     Inc/(Dec) vs
                                                                      prior year
                                                                     profit margin
PROFIT MARGINS:                                                            %
---------------                                                      -------------

Gross profit                              44.8%          47.4%
R&D                                        6.0%           5.8%
S, G & A                                  31.2%          27.5%
Operating  income                          7.6%          14.1%           (6.5%)
Income before taxes                        8.7%          13.5%           (4.8%)
Net income                                 5.5%           9.7%

           Haemonetics Corporation Financial Summary for the FYE03
                      Consolidated Statements of Income
            (Unaudited data in thousands, except per share data)


                                                                       Effect of                 % Inc/(Dec) vs
                                                                     Special Item    3/30/2002    prior year as
Income Statement:                            3/29/2003   3/30/2002        (1)       As adjusted     adjusted
----------------                             ---------   ---------   ------------   -----------  --------------

NET REVENUES                                  $336,956    $319,969           -        $319,969         5.3%
Gross profit                                   154,696     154,834           -         154,834        (0.1%)
  R&D                                           19,512      19,512           -          19,512         0.0%
  S, G & A                                      97,705      88,874           -          88,874         9.9%
  Acquired R&D                                       -      10,000      10,000               -         ---
Operating expenses                             117,217     118,386      10,000         108,386         8.1%

Operating income                                37,479      36,448     (10,000)         46,448       (19.3%)
  Interest expense                              (3,495)     (3,908)          -          (3,908)      (10.6%)
  Interest income                                2,214       3,905           -           3,905       (43.3%)
  Other income, net                              2,409       2,060           -           2,060        16.9%

Income before taxes                             38,607      38,505     (10,000)         48,505       (20.4%)

Tax expense                                     10,228      10,782      (2,800)         13,582       (24.7%)
                                              --------    --------     -------        --------      ------

Income before cumulative effect of
 change in acct principle, net of tax           28,379      27,723      (7,200)         34,923       (18.7%)

Cumulative effect of change in acct
 principle, net of tax (2)                           -       2,304           -           2,304      (100.0%)
                                              --------    --------     -------        --------      ------

NET INCOME                                     $28,379     $30,027     ($7,200)        $37,227       (23.8%)
                                              ========    ========     =======        ========      ======

Income per common share assuming dilution:

Income per share before cumulative
 effect of change in acct principle,
 net of tax                                      $1.13       $1.02      ($0.27)          $1.28

Cumulative per share effect of change
 in acct principle, net of tax                       -       $0.09       $   -           $0.09

Net income per common share                      $1.13       $1.11      ($0.27)          $1.37

Weighted average number of shares
  Basic                                         24,591      26,214      26,214          26,214
  Diluted                                       25,048      27,155      27,155          27,155


                                                                                                   Inc/(Dec) vs
                                                                                                 prior year profit
                                                                                                    margin % as
PROFIT MARGINS:                                                                                       adjusted
---------------                                                                                  ----------------

Gross profit                                      45.9%       48.4%                       48.4%
R&D                                                5.8%        6.1%                        6.1%
S,G&A                                             29.0%       27.8%                       27.8%
Operating  income                                 11.1%       11.4%                       14.5%       (3.4%)
Income before taxes incl cumulative
 effect of change in acct principle               11.5%       13.0%                       16.2%       (4.7%)
Net income                                         8.4%        9.4%                       11.6%

<F1>  The Company's $10.0 million additional R&D expense was for the acquistion of rights to platelet pathogen reduction technology.
<F2>  Represents cumulative effect of adoption of Statement of Financial
      Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective April 1, 2001.

 Haemonetics Corporation Financial Summary for the Fourth Quarter and FYE03
                              Revenue Analysis
                        (Unaudited data in thousands)


                                                 Fourth quarter                 Twelve Months Ended
                                         -------------------------------    -------------------------------
                                                                   %                                  %
REVENUE ANALYSIS                         3-29-03    3-30-02    Inc/(Dec)    3-29-03    3-30-02    Inc/(Dec)
----------------                         -------    -------    ---------   --------   --------    ---------

Revenues by Geography
  United States                          $30,541    $30,514      0.1       $127,241   $121,558       4.7
  International                           50,340     48,539      3.7        209,715    198,411       5.7
                                         -------    -------                --------   --------
  Net Revenues                           $80,881    $79,053      2.3       $336,956   $319,969       5.3
------------------------------------------------------------------------   --------------------------------

Disposable Revenues by Product Line
  Surgical                               $17,365    $16,948      2.5        $68,321    $67,010       2.0
  Blood Bank                              24,547     23,707      3.5         99,921    102,961      (3.0)
  Red Cell                                 4,662      3,091     50.8         15,542     10,675      45.6
  Plasma                                  26,058     25,549      2.0        114,436    110,178       3.9
                                         -------    -------                --------   --------
  Subtotal                               $72,632    $69,295      4.8       $298,220   $290,824       2.5

Equipment                                  3,870      5,075    (23.7)        20,381     17,040      19.6
Misc & Service                             4,379      4,683     (6.5)        18,355     12,105      51.6
                                         -------    -------                --------   --------
Net Revenues                             $80,881    $79,053      2.3       $336,956   $319,969       5.3
------------------------------------------------------------------------   --------------------------------

           Haemonetics Corporation Financial Summary for the FYE03
                         Consolidated Balance Sheets
                        (Unaudited data in thousands)


                                          Period ending                                            Period ending
                                          -------------                                            -------------
BALANCE SHEET:                          3-29-03   3-30-02                                        3-29-03   3-30-02
--------------                         --------  --------                                       --------  --------

Assets                                                      Liabilities & Stockholders' Equity
------                                                      ----------------------------------
Cash & available for sale investments  $ 49,885  $ 67,549   S/T debt & current maturities       $ 39,005  $ 31,356
                                                            Other current liabilities             61,370    52,742
Accounts receivable, net                 77,913    63,743                                       ------------------
Inventories, net                         65,805    67,244   Total current liabilities            100,375    84,098
Other current assets                     29,652    34,299   Long-term debt                        31,612    40,787
                                       --------  --------   Other long-term liabilities            3,984     3,212
      Total current assets              223,255   232,835   Stockholders' equity                 223,237   236,824
Net PP&E                                 83,988    84,877                                       --------  --------
Other assets                             51,965    47,209

  Total assets                         $359,208  $364,921   Total liabilities & equity          $359,208  $364,921
                                       ========  ========                                       ========  ========

Haemonetics Corporation
Effect of Foreign Exchange on Earnings Comparisons
Fourth Quarter Fiscal Year 2003 compared to 2002

                                        Q4 FY 2003      Q4 FY 2002       Inc/(Dec)

Spot Rate Gains/(Losses) on
  Plan Hedge Contracts included
  in Operating Income (1)               ($3,142)         $ 2,206         ($5,348)

Difference between constant
 translation rate and the actual
 gaap translation rate in the
 period (2)                               1,581              796             785
                                        -------          -------         -------

Effect of Foreign Exchange
 on Operating Income                    ($1,561)         $ 3,002         ($4,563)

Foreign Exchange Transaction
 Gains/(Losses)                             102             (170)           272
                                        -------          -------         -------

Effect on Income Before Taxes            (1,459)           2,832         (4,291)

Income Tax Effect                          (533)             793         (1,325)
                                        -------          -------         -------

Effect of Foreign Exchange on
 Net Income                               ($926)         $ 2,039        ($2,966)

Effect on Diluted Earnings Per
 Common Share                            ($0.04)         $  0.08         ($0.11)

Weighted Average Number of
 Shares Diluted                          24,362           26,915

<F1>  The Company enters into forward foreign exchange contracts to hedge the anticipated cash flows from forecasted foreign currency denominated revenues. The gains and losses arising from those contracts are excluded from the Company's constant currency performance measures. Those gains and losses include both changes in the spot rate over the life of the contract, and the forward points associated with the contract. The spot rate gains and losses that are realized on those contracts are recorded in sales when the underlying hedged revenues are recorded. The points expensed or earned on those contracts are recorded in other income.
<F2>  Under US Generally Accepted Accounting Principles (US GAAP), local functional currency results are translated at the average rate in effect for the period. The average U.S. GAAP rates in effect for the Euro were $1.06/Euro and $.88/Euro in the fourth quarter of fiscal year '03 and '02, respectively, and for the Japanese Yen were 119
      JPY/$1 and 133 JPY/$1 in the fourth quarter of fiscal year '03 and '02. While much of our product costs are incurred in US dollars, approximately 60% of our revenues are denominated in local functional currencies, primarily the Euro and the Japanese Yen. In order to compare our consolidated results from one period to another we translate all periods at the same Euro and Yen exchange rates.
      The rates used are our current constant currency rates established at the beginning of the current fiscal year.
      The constant currency rates used in arriving at the above constant currency results were 130JPY/$1 for the Japanese Yen and $0.91/Euro for the Euro.
      We do not place significance on the actual constant currency results, but employ them for the primary purpose of comparing one periods performance against another while holding currency constant.


Haemonetics Corporation
Effect of Foreign Exchange on Earnings Comparisons
Full Fiscal Year 2003 compared to 2002

                                             FY 2003      FY 2002     Inc/(Dec)

Spot Rate Gains/(Losses) on
 Plan Hedge Contracts included
 in Operating Income (1)                     ($4,483)     $ 8,136     ($12,619)

Difference between constant
 translation rate and the actual
 gaap translation rate in the period (2)       3,866        5,285       (1,419)
                                             -------      -------     --------

Effect of Foreign Exchange on
 Operating Income                              ($617)     $13,421     ($14,038)

Foreign Exchange Transaction
 Gains/(Losses)                                  621         (227)         848
                                             -------      -------     --------

Effect of Foreign Exchange on
 Income before taxes                               4       13,194      (13,190)

Income Tax Effect                                  1        3,694       (3,693)
                                             -------      -------     --------

Effect of Foreign Exchange on Net Income           3        9,500      ($9,497)

Effect on Diluted Earnings Per
 Common Share                                  $0.00        $0.35        $0.34

Weighted Average Number of
 Shares Diluted                               24,362       27,155

<F1>  The Company enters into forward foreign exchange contracts to hedge the anticipated cash flows from forecasted foreign currency denominated revenues. The gains and losses arising from those contracts are excluded from the Company's constant currency performance measures. Those gains and losses include both changes in the spot rate over the life of the contract, and the forward points associated with the contract.
      The spot rate gains and losses that are realized on those contracts are recorded in sales when the underlying hedged revenues are recorded. The points expensed or earned on those contracts are recorded in other income.
<F2>  Under US Generally Accepted Accounting Principles (U.S. GAAP), local functional currency results are translated at the average rate in effect for the period. The average U.S. GAAP rates in effect for the Euro were $.99/Euro and $.88/Euro in fiscal year '03 and fiscal year '02, respectively, and for the Japanese Yen were 122 JPY/$1 and 124 JPY/$1 in fiscal year '03 and fiscal year '02. While much of our product costs are incurred in U.S. dollars, approximately 60% of our revenues are denominated in local functional currencies, primarily the Euro and the Japanese Yen. In order to compare our consolidated results from one period to another we translate all periods at the same Euro and Yen exchange rates.
      The rates used are our current constant currency rates established at the beginning of the current fiscal year.
      The constant currency rates used in arriving at the above constant currency results were 130JPY/$1 for the Japanese Yen and $0.91/Euro for the Euro.
      We do not place significance on the actual constant currency results, but employ them for the primary purpose of comparing one periods performance against another while holding currency constant.